Exhibit 99.1
Celebrate Express, Inc. Names Harold Egler as Vice President, Marketing
KIRKLAND, WA—(BUSINESS WIRE)—March 17, 2008— Celebrate Express, Inc. (Nasdaq: BDAY), a leading online and catalog retailer of celebration products for families, today announced that Harold Egler has joined the Company as Vice President, Marketing. Mr. Egler has the responsibility for the Company’s marketing operations, including its online and catalog marketing programs, catalog circulation, brand development and public relations.
“We are thrilled that Harry has joined Celebrate Express,” said Kevin Green, President and CEO of Celebrate Express. “We anticipate that Harry’s analytical skills and his experience in developing and leading successful marketing strategies in some excellent organizations will contribute greatly toward our efforts to grow and improve our business,” said Mr. Green.
Mr. Egler has over 30 years of experience in key marketing and strategic planning roles at online, ecommerce and catalog companies serving consumers and businesses. From 2002 to 2007, Mr. Egler served as Global Vice President, Customer Intelligence, for Getty Images. Prior to joining Getty Images, Mr. Egler served Eddie Bauer (1994-2002), most recently as Divisional Vice President, Strategic Planning, and Lands End (1991-1994) as Senior Circulation Manager.
Mr. Egler holds a Bachelors of Arts in Advertising (School of Journalism) from the Pennsylvania State University.
About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates two brands: Birthday Express markets children’s party products, and Costume Express markets costumes and accessories. The Company utilizes its branded website Celebrateexpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Evelyn Mackey (Investor Relations)
425-250-1064 x186
Invest@celebrateexpress.com